EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the 2005 Annual Report to Shareholders of Champion Enterprises, Inc., which is included in Champion Enterprises, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the incorporation by reference of our report dated March 10, 2006 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.
/s/ PricewaterhouseCoopers LLP
Detroit, Michigan
March 23, 2006